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                                                                      Exhibit 2


                            REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT ("Agreement") is entered into as of December 31, 1996 between Communication Intelligence Corporation, a Delaware corporation with offices at 275 Shoreline Drive, Redwood Shores, California 94065 ("CIC"), and each of the entities listed under "Investors" on the signature page hereto (each an "Investor" and collectively the "Investors"), each with offices at the address listed under such Investor's name on Schedule I hereto.

                                 W I T N E S S E T H:

         WHEREAS, pursuant to that certain Preferred Stock Investment Agreement by and between CIC and the Investors (the "Investment Agreement"), CIC has agreed to sell and issue to the Investors, and the Investors have agreed to purchase from CIC, an aggregate of 450,000 shares, par value $0.01, of CIC's 5% Cumulative Convertible Preferred Stock (the "Preferred Shares") on the terms and conditions set forth therein;

         WHEREAS, the Investment Agreement contemplates that the Preferred Shares will be convertible into shares ("Common Shares") of common stock, par value $0.01, of CIC ("Common Stock") pursuant to the terms and conditions set forth in the Certificate of Designations (the "Designation") for such Preferred Shares; and

         WHEREAS, pursuant to the terms of, and in partial consideration for, the Investors' agreement to enter into the Investment Agreement, CIC has agreed to provide the Investors with certain registration rights with respect to the Common Shares and certain other rights and remedies with respect to the Preferred Shares as set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in the Investment Agreement and this Agreement, CIC and the Investors agree as follows:

         1. CERTAIN DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Investment Agreement or the Designation. As used in this Agreement, the following terms shall have the following respective meanings:

         "Closing" and "Closing Date" shall have the meanings ascribed to such terms in the Investment Agreement.

         "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

         "Liquidation Preference" shall have the meaning ascribed to such term in the Designation. For clarification purposes, "Liquidation Preference" hereunder shall include any accrued and unpaid dividends on the Preferred Shares on a per diem basis through the date of any event for which default payments are payable pursuant to Section 2(b) below and thereafter.


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         "Registrable Securities" shall mean:  (i) the Common Shares issued to each Holder or its permitted transferee or designee upon conversion of the Preferred Shares or upon any stock split, stock dividend, recapitalization or similar event with respect to such Common Shares; (ii) any securities issued or issuable to each Holder upon the exchange or conversion of any Preferred Shares or Common Shares; (iii) any other security of CIC issued as a dividend or other distribution with respect to, in exchange of or in replacement of Registrable Securities; and the Common Shares issued pursuant to the exercise of the warrants delivered to the Placement Agent as described in Section 3.4 of the Investment Agreement.

         The terms "register", "registered" and "registration" shall refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

         "Registration Expenses" shall mean all expenses to be incurred by CIC in connection with each Holder's registration rights under this Agreement, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for CIC, blue sky fees and expenses, reasonable fees and disbursements of counsel to Holders (using a single counsel selected by a majority in interest of the Holders) for a "due diligence" examination of CIC and review of the Registration Statement and related documents, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of CIC, which shall be paid in any event by CIC).

         "Selling Expenses" shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities and all fees and disbursements of counsel for Holders not included within "Registration Expenses".

         "Holder" and "Holders" shall include an Investor or the Investors, respectively, and any transferee of the Preferred Shares or Common Shares or Registrable Securities which have not been sold to the public to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement.

         "Registration Statement" shall have the meaning set forth in Section 2(a) herein.

         "Regulation D" shall mean Regulation D as promulgated pursuant to the Securities Act, and as subsequently amended.

         "Securities Act" or "Act" shall mean the Securities Act of 1933, as amended.

         2. REGISTRATION REQUIREMENTS. CIC shall use its best efforts to effect the registration of the Registrable Securities (including without limitation the execution of an undertaking to file post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as would permit or facilitate the sale or distribution of all the Registrable Securities in the manner (including manner of sale) and in all states reasonably requested by the Holder. Such best efforts by CIC shall include the following:


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              (a) CIC shall, as expeditiously as reasonably possible after the
Closing Date:

                   (i) Prepare and file a registration statement with the Commission pursuant to Rule 415 under the Securities Act on Form S-3 under the Securities Act (or in the event that CIC is ineligible to use such form, such other form as CIC is eligible to use under the Securities Act) covering the Registrable Securities ("Registration Statement") by March 31, 1997. Thereafter CIC shall use its best efforts to cause such Registration Statement and other filings to be declared effective prior to 180 days following the Closing Date. CIC shall provide Holders reasonable opportunity to review any such Registration Statement or amendment or supplement thereto prior to filing.

                   (ii) Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such Registration Statement and notify the Holders of the filing and effectiveness of such Registration Statement and any amendments or supplements.

                   (iii) Furnish to each Holder such numbers of copies of a current prospectus conforming with the requirements of the Act, copies of the Registration Statement, any amendment or supplement thereto and any documents incorporated by reference therein and such other documents as such Holder may reasonably require in order to facilitate the disposition of Registrable Securities owned by such Holder.

                   (iv) Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or "Blue Sky" laws of such jurisdictions as shall be reasonably requested by each Holder; provided that CIC shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                   (v) Notify each Holder immediately of the happening of any event as a result of which the prospectus (including any supplements thereto or thereof) included in such Registration Statement, as then in effect, includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and use its best efforts to promptly update and/or correct such prospectus.

                   (vi) Notify each Holder immediately of the issuance by the Commission or any state securities commission or agency of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose. CIC shall use its best efforts to prevent the issuance of any stop order and, if any stop order is issued, to obtain the lifting thereof at the earliest possible time.

                   (vii) Permit a single firm of counsel, designated as Holders' counsel by a majority of the Registrable Securities included in the Registration Statement, to review the Registration Statement and all amendments and supplements thereto within


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

    a reasonable period of time prior to each filing, and shall not file any document in a form to which such counsel reasonably objects.

                   (viii) Use its best efforts to list the Registrable Securities covered by such Registration Statement with any securities exchange(s) and/or markets on which the Common Stock is then listed and prepare and file any required filings with the National Association of Securities Dealers, Inc. or any exchange or market where the Common Shares are traded.

              (b) (i) CIC agrees that it shall file the Registration Statement complying with the requirements of this Agreement by March 31, 1997 and shall use its best efforts to cause such Registration Statement to become effective within 180 days from the Closing Date. In the event that such Registration Statement has not been declared effective within 180 days from the Closing Date, then CIC shall pay to each Holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for each 30-day period from and after the 180th day following the Closing Date during any part of which such Registration Statement is not effective.

                   (ii) In the event that CIC fails, refuses or is unable to cause the Registrable Securities covered by the Registration Statement to be listed with the securities exchange(s) and markets on which the Common Stock is then traded and the NASDAQ Small Capitalization Market or the National Market at all times during the period ("Listing Period") from the Conversion Commencement Date (subject to acceleration pursuant to Section 4 of the Designation) until the date which is the last day of the 13th fiscal month following the Closing Date (provided that such date shall be deferred
    1.5 days for each day that there is no Effective Registration after the Conversion Commencement Date), then CIC shall pay to each Holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for each 30-day period during the Listing Period from and after such failure, refusal or inability to so list the Registrable Securities until the Registrable Securities are so listed.

                   (iii) In the event any Holder's ability to sell Registrable Securities under the Registration Statement is suspended for more that sixty (60) days in the aggregate ("Suspension Grace Period") or if any Holder's ability to sell Registrable Securities under the Registration Statement is suspended at any time during the 12th or 13th fiscal month following the Closing Date, including without limitation by reason of any suspension or stop order with respect to the Registration Statement or the fact that an event has occurred as a result of which the prospectus (including any supplements thereto) included in such Registration Statement then in effect includes an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, then CIC shall pay to each Holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for each 30-day period from and after the last day of the Suspension Grace Period or during the 12th or 13th fiscal month following the Closing Date, as the case may be, until such suspension no longer exists.


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                   (iv) In the event that CIC does not have a sufficient number of Common Shares available to satisfy CIC's obligations to any Holder upon receipt of a Conversion Notice (as defined in the Designation) or is otherwise unable to issue such Common Shares (including without limitation by reason of the limit described in Section 11 below) in accordance with the terms of the Designation for any reason after receipt of a Conversion Notice, then CIC shall pay to each Holder a default payment in an amount equal to three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for each 30-day period from and after the Conversion Date (as defined in the Designation) that CIC fails or refuses to issue Common Shares in accordance with the terms thereof.

                   (v) Each default payment provided for in the foregoing clauses (i) through (iv) shall be in addition to each other default payment; provided, however, that in no event shall CIC be obligated to pay to any Holder default payments in an aggregate amount greater than three percent (3%) of the Liquidation Preference for the Preferred Shares held by such Holder for any 30-day period. All default payments required to be made in connection with the above provisions shall be paid in cash by the tenth (10th) day of each calendar month (which payments shall be pro rata on a per diem basis for any period of less than 30 days); provided, however, that in the event of the circumstance described in clause (i) above, CIC may pay the default payments due for the first 60 days under such clause in additional Preferred Shares (with each new Preferred Share valued at $25 per share) instead of in cash. In the event that CIC fails or refuses to pay any default payment when due, at any Holder's request and option CIC shall purchase all or a portion of the Preferred Shares held by such Holder (with default payments accruing through the date of such purchase), within five (5) days of such request, at a purchase price equal to the Premium Redemption Price (as defined below), provided that such Holder may revoke such request at any time prior to receipt of such payment of such purchase price. Until such time as the CIC purchases such Preferred Shares at the request of such Holder pursuant to the preceding sentence, the default payment amounts due shall accrue interest at the lower of 38.65% per annum or the highest rate permitted by law, and at any Holder's request and option CIC shall pay such amount in additional Preferred Shares (with each new Preferred Share valued at $25 per share) or by adding and including the amount of such default payment to the Conversion Amount and the Liquidation Preference) instead of in cash.

                   (vi) CIC acknowledges that any failure, refusal or inability by CIC described in the foregoing clauses (i) through (iv) will cause the Holders to suffer damages in an amount that will be difficult to ascertain, including without limitation damages resulting from the loss of liquidity in the Registrable Securities and the additional investment risk in holding the Registrable Securities, whether or not such Holders ultimately achieve the return on investment contemplated in the Designation. Accordingly, the parties agree that it is appropriate to include in this Agreement the foregoing provisions for default payments in order to compensate the Holders for such damages. The parties acknowledge and agree that the default payments set forth above represent the parties' good faith effort to quantify such damages and, as such, agree that the form and amount of such default payments are reasonable and will not constitute a penalty.
    The default payments provided for above are in addition to and not in lieu or limitation of any other rights the Holders may have at law, in equity or under the terms


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    of the Designation, the Investment Agreement or this Agreement, including without limitation the right to specific performance. Each Holder shall be entitled to specific performance of any and all obligations of CIC in connection with the registration rights of the Holders hereunder. In the event of any of the circumstances described in the foregoing clauses (i) through (iv) above, then the Forced Conversion Date (as defined in the Designation) shall be deferred by 1.5 days for each day that any of the circumstances in clauses (i), (ii), (iii) (without regard to the applicability of the Suspension Grace Period), or (iv) exist. In addition to and without in any way limiting the foregoing, CIC agrees that in the event that (A) any failure, refusal or inability by CIC described in the clauses (ii) and (iii) of this Section 2(b) is not cured within sixty (60) days of such event or (B) the Registration Statement has not been declared effective by the 13th month following the Closing Date, then at the option of each Holder and to the extent such Holder so elects, CIC shall redeem the Preferred Shares and/or Common Shares held by such Holder, in whole or in part, as follows: (i) in the case of Preferred Shares, such shares shall be redeemed at a redemption price per share equal to the Premium Redemption Price (as defined below); and (ii) in the case of Common Shares issued to such Holder pursuant to conversion of Preferred Shares, such shares shall be redeemed at a redemption price per share equal to 1.3865 times the dollar amount which is the product of (x) the number of shares so to be redeemed pursuant to this paragraph, and (y) the closing market price on the principal trading market or exchange of CIC's Common Stock on the date of such redemption; provided, however, that such Holder may revoke such request at any time prior to receipt of such payment of such redemption price. Default payments shall no longer accrue on Preferred Shares after such shares have been redeemed by CIC pursuant to the foregoing provision.

                   (vii) In the event any Holder at any time is unable to convert any Preferred Shares under the Designation due to an insufficient number of Common Shares available for any reason, then at any time thereafter at the request of any Holder pursuant to a redemption notice, CIC promptly shall purchase from such Holder, at a purchase price equal to the "Premium Redemption Price", the number of Preferred Shares equal to such Holder's pro rata share of the "Deficiency", as such terms are defined below; provided, however, if within three (3) business days of such redemption notice CIC delivers to such Holder a notice stating that CIC will have a sufficient number of Common Shares available for conversion of all outstanding Preferred Shares within ten (10) business days, then CIC shall not be required to redeem such Preferred Shares pursuant to this Section unless CIC shall fail to have a sufficient number of Common Shares available for conversion of all outstanding Preferred Shares after such ten
    (10) business day period. Notwithstanding the foregoing, in the event any Holder delivers a Conversion Notice and CIC is unable to convert any Preferred Shares under the Designation due to an insufficient number of Common Shares available for any reason, CIC promptly shall purchase from such Holder, at a purchase price equal to the Premium Redemption Price, the number of Preferred Shares requested to be converted in such Conversion Notice which are not so converted. The "Premium Redemption Price" is equal to 1.3865 (i.e., 1 DIVIDED BY .72125) times the following: the sum of $25 times the number of Preferred Shares which cannot be converted plus accrued and unpaid dividends thereon (with dividends deemed accrued on a per diem basis through the date of such purchase even if such date is not a Dividend Payment Date (as defined in the Designation)) plus any default payments owing to such Holder pursuant to this Agreement. The "Deficiency"

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    shall be equal to the number of Preferred Shares that would not be able to be converted for Common Shares, due to an insufficient number of Common Shares available, if all the outstanding Preferred Shares were submitted for conversion at the Conversion Price set forth in the Designation as of the date such Deficiency is determined.

                   (viii) In the event CIC becomes obligated to make default payments on Preferred Shares hereunder in cash, then once per month during any such period in which CIC is obligated to make such cash payments, CIC may, by written notice ("PIK Notice") to all the Holders of Preferred Shares, request that CIC either, at each Holder's option (i) be permitted to pay such default payments to such Holder in additional Preferred Shares (with each new Preferred Share valued at $25 per share) instead of in cash for the following thirty (30) day period, or (ii) have the right to repurchase such Preferred Shares at the Premium Redemption Price. Such PIK Notice shall be delivered to all the Holders at least ten (10) days before the default payment for any such month is due. Each Holder shall respond to such PIK Notice at least five (5) days before such payment is due by selecting clause (i) or (ii) above, provided that if any Holder fails to respond to such PIK Notice by such time, such Holder shall be deemed to have selected clause (i) above. In the event any Holder selects clause
    (ii) above, then the repurchase of the Preferred Shares contemplated by this paragraph shall occur on the date in which the default payment is due for such month. In the event any Holder selects clause (i) above (whether by responding or failing to respond to the PIK Notice), then CIC shall issue and deliver to such Holder the requisite number of additional Preferred Shares constituting such default payment on the date in which the default payment is due for such month.

              (c) If the Holder(s) intend to distribute the Registrable Securities by means of an underwriting, the Holder(s) shall so advise CIC. Any such underwriting may only be administered by investment bankers reasonably satisfactory to CIC. CIC shall only be obligated to permit one underwritten offering, which offering shall be determined by a seventy-five percent (75%) majority-in-interest of the Holders.

              (d) CIC shall enter into such customary agreements for secondary offerings (including a customary underwriting agreement with the underwriter or underwriters, if any) and take all such other reasonable actions reasonably requested by the Holders in connection therewith in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the Registrable Securities are to be sold in an underwritten offering:

                (i) make such representations and warranties to the Holders and the underwriter or underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in secondary offerings;

               (ii) cause to be delivered to the sellers of Registrable Securities and the underwriter or underwriters, if any, opinions of independent counsel to CIC, on and dated as of the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and within ninety (90) days following the end of each fiscal year thereafter, which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory


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    to the Holders and the underwriter(s), if any, and their counsel and covering, without limitation, such matters as the due authorization and issuance of the securities being registered and compliance with securities laws by CIC in connection with the authorization, issuance and registration thereof and other matters that are customarily given to underwriters in underwritten offerings, addressed to the Holders and each underwriter, if any; such counsel shall have undertaken in each such opinion delivered pursuant to the preceding sentence to update the same during each such fiscal year so that such updates received by the Holders during such year, if any, shall have been reasonably satisfactory to such Holders. CIC hereby covenants and agrees to advise such counsel of any and all factual matters which might pertain to any such update or as to which such an update may be so required, and such counsel may rely upon such advice in providing any such update. In the absence of such advice from CIC, any such update shall be provided to and upon such counsel's best knowledge insofar as and to the extent such update depends upon a factual matter.

              (iii) cause to be delivered, immediately prior to the effectiveness of the Registration Statement (and, in the case of an underwritten offering, at the time of delivery of any Registrable Securities sold pursuant thereto), and at the beginning of each fiscal year following a year during which CIC's independent certified public accountants shall have reviewed any of CIC's books or records, a "comfort" letter from CIC's independent certified public accountants addressed to the Holders and each underwriter, if any, stating that such accountants are independent public accountants within the meaning of the Securities Act and the applicable published rules and regulations thereunder, and otherwise in customary form and covering such financial and accounting matters as are customarily covered by letters of the independent certified public accountants delivered in connection with secondary offerings, subject to the receipt by such accountants of a representation letter from the Holders reasonably acceptable to such accountants to enable such accountants to issue a comfort letter to the Holders in a non-underwritten offering; such accountants shall have undertaken in each such letter to update the same during each such fiscal year in which such books or records are being reviewed so that each such letter shall remain current, correct and complete throughout such fiscal year; and each such letter and update thereof, if any, shall be reasonably satisfactory to the Holders.

               (iv) if an underwriting agreement is entered into, the same shall include customary indemnification and contribution provisions to and from the underwriters and procedures for secondary underwritten offerings;

                (v) deliver such documents and certificates as may be reasonably requested by the Holders of the Registrable Securities being sold or the managing underwriter or underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement, if any; and

               (vi) deliver to the Holders on the effective day (or in the case of an underwritten offering, dated the date of delivery of any Registrable Securities sold pursuant thereto) of the Registration Statement, and at the beginning of each fiscal quarter thereafter, a certificate in form and substance as shall be reasonably satisfactory to the Holders, executed by an executive officer of CIC and to the effect that all the representations and warranties of CIC contained in the Investment Agreement are still true and correct except as disclosed in such certificate; CIC shall, as to each such certificate delivered at the beginning of each fiscal quarter, update or cause to be updated each such certificate during such quarter so that it shall remain current, complete and correct throughout such quarter; and such updates received by the Holders during such quarter, if any, shall have been reasonably satisfactory to the Holders.

              (e) CIC shall make available for inspection by the Holders, representative(s) of all the Holders together, any underwriter participating in any disposition pursuant to a Registration Statement, and any attorney or accountant retained by any Holder or underwriter, all financial and other records customary for purposes of the Holders' due diligence examination of CIC and review of any Registration Statement, all SEC Documents (as defined in the Investment Agreement) filed subsequent to the Closing, pertinent corporate documents and properties of CIC, and cause CIC's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with such Registration Statement, provided that such parties agree to keep such information confidential.

              (f) Subject to Section 2(b) above, CIC may suspend the use of any prospectus used in connection with the Registration Statement only (i) in the event, and for such period of time as, such a suspension is required by the rules and regulations of the Commission, or (ii) in the event such a suspension is required by the underwriter in a bona fide, underwritten primary public offering, provided that such suspension or suspensions under the foregoing clauses (i) and (ii) shall not in the aggregate exceed sixty (60) days. CIC will use its best efforts to cause such suspension to terminate at the earliest possible date.

              (g) CIC shall file a Registration Statement with respect to any newly authorized and/or reserved shares within five (5) business days of any shareholders meeting authorizing same and shall use its best efforts to cause such Registration Statement to become effective within sixty (60) days of such shareholders meeting. If the Holders become entitled, pursuant to an event described in clause (iii) of the definition of Registrable Securities, to receive any securities in respect of Registrable Securities that were already included in a Registration Statement, subsequent to the date such Registration Statement is declared effective, and CIC is unable under the securities laws to add such securities to the then effective Registration Statement, CIC shall promptly file, in accordance with the procedures set forth herein, an additional Registration Statement with respect to such newly Registrable Securities. CIC shall use its best efforts to (i) cause any such additional Registration Statement, when filed, to become effective under the Securities Act, and (ii) keep such additional Registration Statement effective during the period described in Section 5 below. All of the registration rights and remedies under this Agreement shall apply to the registration of such newly reserved shares and such new Registrable Securities, including without limitation the provisions providing for default payments contained herein.

         3. EXPENSES OF REGISTRATION. All Registration Expenses incurred in connection with any registration, qualification or compliance with registration pursuant to this Agreement shall be borne by CIC, and all Selling Expenses of a Holder shall be borne by such Holder.

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         4.   REGISTRATION ON FORM S-3.  CIC shall use its best efforts to qualify for registration on Form S-3 or any comparable or successor form or forms, or in the event that CIC is ineligible to use such form, such form as CIC is eligible to use under the Securities Act.

         5. REGISTRATION PERIOD. In the case of the registration effected by CIC pursuant to this Agreement, CIC will use its best efforts to keep such registration effective until all the Holders have completed the sales or distribution described in the Registration Statement relating thereto or, if earlier, until such Registerable Securities may be sold under Rule 144(k) (provided that CIC's transfer agent has accepted an instruction from CIC to such effect).

         6.   INDEMNIFICATION.

              (a) CIC INDEMNITY. CIC will indemnify each Holder, each of its officers, directors and partners, and each person controlling each Holder, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder with respect to which registration, qualification or compliance has been effected pursuant to this Agreement, and each underwriter, if any, and each person who controls, within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by CIC of the Securities Act or any state securities law or in either case, any rule or regulation thereunder applicable to CIC and relating to action or inaction required of CIC in connection with any such registration, qualification or compliance, and will reimburse each Holder, each of its officers, directors and partners, and each person controlling such Holder, each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, provided that CIC will not be liable in any such case to a Holder to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to CIC by such Holder or the underwriter (if any) therefor and stated to be specifically for use therein. The indemnity agreement contained in this
Section 6(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of CIC (which consent will not be unreasonably withheld).

              (b) HOLDER INDEMNITY. Each Holder will, severally and not jointly, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify CIC, each of its directors, officers, partners, and each underwriter, if any, of CIC's securities covered by such a registration statement, each person who controls CIC or such underwriter within the meaning of Section 15 of the Securities Act and the rules and regulations thereunder, each other Holder (if any), and each of their officers, directors and partners, and each person controlling such other Holder(s) against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, and will reimburse CIC and such other Holder(s) and their directors, officers and partners, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to CIC by such Holder and stated to be specifically for use therein, and provided that the maximum amount for which such Holder shall be liable under this indemnity shall not exceed the net proceeds received by such Holder from the sale of the Registrable Securities. The indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any such claims, losses, damages or liabilities if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld).

              (c) PROCEDURE. Each party entitled to indemnification under this Article (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not be unreasonably withheld), and the Indemnified Party may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article except to the extent that the Indemnifying Party is materially and adversely affected by such failure to provide notice. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

         7. CONTRIBUTION. If the indemnification provided for in Section 6 herein is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein (other than by reason of the exceptions provided therein), then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities as between CIC on the one hand and any Holder on the other, in such proportion as is appropriate to reflect the relative fault of CIC and of such Holder in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of CIC on the one hand and of any Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by CIC or by such Holder.

              In no event shall the obligation of any Indemnifying Party to contribute under this Section 7 exceed the amount that such Indemnifying Party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 6(a) or 6(b) hereof had been available under the circumstances.

              CIC and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation (even if the Holders or the underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraphs. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraphs shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this section, no Holder or underwriter shall be required to contribute any amount in excess of the amount by which (i) in the case of any Holder, the net proceeds received by such Holder from the sale of Registrable Securities or (ii) in the case of an underwriter, the total price at which the Registrable Securities purchased by it and distributed to the public were offered to the public exceeds, in any such case, the amount of any damages that such Holder or underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         8. SURVIVAL. The indemnity and contribution agreements contained in Sections 6 and 7 and the representations and warranties of CIC referred to in
Section 2(d)(i) shall remain operative and in full force and effect regardless of (i) any termination of this Agreement or the Investment Agreement or any underwriting agreement, (ii) any investigation made by or on behalf of any Indemnified Party or by or on behalf of CIC, and (iii) the consummation of the sale or successive resales of the Registrable Securities.

         9. INFORMATION BY HOLDERS. Each Holder shall furnish to CIC such information regarding such Holder and the distribution and/or sale proposed by such Holder as CIC may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. The intended method or methods of disposition and/or sale (Plan of Distribution) of such securities as so provided by such Investor shall be included without alteration in the Registration Statement covering the Registrable Securities and shall not be changed without written consent of such Holder.

         10. CHANGE IN CONTROL TRANSACTION. Prior to the Restrictive Covenant Termination Date (as defined in the Investment Agreement), in the event CIC desires to effect a Change in Control Transaction (as defined in the Designation) at any time (whether occurring before or after the Preferred Shares become convertible), the closing of such transaction shall be conditioned upon the prior purchase and redemption by CIC of, and payment for, at the request of any Holder, all (or such portion requested by such Holder) of the outstanding Preferred Shares held by such Holder at a purchase price equal to the Premium Redemption Price. CIC shall provide all Holders of Preferred Shares with 30 days' prior notice of any such transaction, and such notice shall be deemed an offer to redeem the Preferred Shares pursuant to this paragraph.

         11. NASDAQ LIMIT ON STOCK ISSUANCES. In the event that CIC is unable to issue any Common Shares upon conversion of Preferred Shares under the Designation due to the rules or regulations of any market or exchange regulator for the market or exchange on which the Common Shares are then trading, CIC shall, at the request of any Holder promptly following such determination, purchase such Preferred Shares of such Holder which cannot be converted at a purchase price equal to the Premium Redemption Price.

         12. REPLACEMENT CERTIFICATES. The certificate(s) representing the Common Shares held by any Investor (or then Holder) may be exchanged by such Investor (or such Holder) at any time and from time to time for certificates with different denominations representing an equal aggregate number of Common Shares, as reasonably requested by such Investor (or such Holder) upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

         13. TRANSFER OR ASSIGNMENT. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The rights granted to the Investors by CIC under this Agreement to cause CIC to register Registrable Securities may be transferred or assigned (in whole or in part) to a transferee or assignee of not less than 5,000 Preferred Shares, and all other rights granted to the Investors by CIC hereunder may be transferred or assigned to any transferee or assignee of any Preferred Shares (regardless of the number of Preferred Shares transferred); provided in each case that CIC must be given written notice by the such Investor at the time of or within a reasonable time after said transfer or assignment, stating the name and address of said transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned; and provided further that the transferee or assignee of such rights agrees in writing to be bound by the registration and exchange provisions of this Agreement.

         14.  MISCELLANEOUS.

              (a) REMEDIES. CIC and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

              (b) JURISDICTION. CIC and each of the Investors (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court, the New York State courts and other courts of the United States sitting in New York County, New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. CIC and each of the Investors consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this paragraph shall affect or limit any right to serve process in any other manner permitted by law.

              (c) NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be effective upon actual receipt of such mailing. The addresses for such communications shall be:

              to CIC:             Communication Intelligence Corporation
                                  275 Shoreline Drive
                                  Redwood Shores, California  94065
                                  Fax: (415) 802-7888
                                  Attn:  Frank Dane, Vice President and
                                         Secretary

              with copies to:     Donald J. Bezahler, Esq.
                                  Baer, Marks & Upham LLP
                                  805 Third Avenue, 20th Floor
                                  New York, New York 10022
                                  Fax: (212) 702-5941;5810

              to the Investors:   To each Investor at the address and/or fax
                                  number set forth on Schedule I of this
                                  Agreement.

              with copies to:     Kleinberg, Kaplan, Wolff & Cohen, P.C.
                                  551 Fifth Avenue
                                  New York, New York 10176
                                  Fax: (212) 986-8866
                                  Attn:  Stephen M. Schultz


Any party hereto may from time to time change its address for notices by giving at least 10 days' written notice of such changed address to the other parties hereto.

         (d) INDEMNITY. Each party shall indemnify each other party against any loss, cost or damages (including reasonable attorney's fees) incurred as a result of such parties' breach of any representation, warranty, covenant or agreement in this Agreement.

         (e) WAIVERS. No waiver by any party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter. The representations and warranties and the agreements and covenants of CIC and each Investor contained herein shall survive the Closing. Notwithstanding anything contained herein, CIC's obligation to pay default payments hereunder may be waived from time to time in whole or in part by the affirmative vote of a seventy-five percent (75%) majority-in-interest of the holders of Preferred Shares, provided, however, that holders of Preferred Shares who are affiliates of CIC (and CIC itself) shall not participate in such vote and the Preferred Shares of such holders shall be disregarded and deemed not to be outstanding.

         (f) EXECUTION. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart.

         (g) PUBLICITY. CIC agrees that it will not disclose, and will not include in any public announcement, the name of any Investor without its consent, unless and until such disclosure is required by law or applicable regulation, and then only to the extent of such requirement.

         (h) ENTIRE AGREEMENT. This Agreement, together with the Investment Agreement and the Designation and the agreements and documents contemplated hereby and thereby, contains the entire understanding and agreement of the parties, and may not be modified or terminated except by a written agreement signed by both parties.

         (i) GOVERNING LAW; CONSENT OF JURISDICTION. This Agreement and the validity and performance of the terms hereof shall be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of Delaware regulates CIC's issuance of securities.

         (j) SEVERABILITY. The parties acknowledge and agree that the Investors are not agents, affiliates or partners of each other, that all representations, warranties, covenants and agreements of the Investors hereunder are several and not joint, that no Investor shall have any responsibility or liability for the representations, warrants, agreements, acts or omissions of any other Investor, and that any rights granted to "Investors" hereunder shall be enforceable by each Investor hereunder.

         (k) TITLES. The titles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                   CIC:

                   COMMUNICATION INTELLIGENCE CORPORATION


                   By:   /s/James Dao
                       -----------------------------------------------
                        Name:  James Dao
                        Title:  Chief Executive Officer


                   INVESTORS:


                   ANVIL INVESTMENT PARTNERS, L.P.
                   By:  Anvil Investors, Inc., as general partner


                          By:   /s/Mark S. Zucker
                              ------------------------------------------

                             Name:  Mark S. Zucker
                             Title: President


                   OTATO LIMITED PARTNERSHIP


                   By:   /s/Richard M. Cayne
                       -----------------------------------------------
                   Name:  Richard M. Cayne
                   Its:   General Counsel for OTA Grand Cayman
                           General Partner of OTATO Limited Partnership


                   PRAIRIE PATH CORPORATION



                   By:   /s/Cathleen S. McKinzie
                       -----------------------------------------------
                   Name:   Cathleen S. McKinzie
                   Title:   Vice President

                   GLOBAL BERMUDA LIMITED PARTNERSHIP
                   By:  Global Capital Management, Inc.,
                   Its: General Partner


                           By:   /s/Richard J. Emmerich
                             ---------------------------------------------
                             Name:  Richard J. Emmerich
                             Title:  President


                   MERCED PARTNERS LIMITED PARTNERSHIP
                   By:  Global Capital Management, Inc.,
                   Its: General Partner


                        By:   /s/Richard J. Emmerich
                            ------------------------------------------
                             Name:  Richard J. Emmerich
                             Title:  President


                   LAKESHORE INTERNATIONAL LTD.
                   By:  Global Capital Management, Inc.
                   Its: Investment Manager


                        By:   /s/Richard J. Emmerich
                            -----------------------------------------
                             Name:  Richard J. Emmerich
                             Title:  Director


                   ELLIOTT ASSOCIATES, L.P.


                   By:   /s/Paul E. Singer
                       -----------------------------------------------
                        Name: Paul E. Singer
                        Its:  General Partner


                   WESTGATE INTERNATIONAL, L.P.
                   By:  MARTLEY INTERNATIONAL, INC.,
                        as Attorney-In-Fact

                        By:    /s/Paul E. Singer
                            ------------------------------------------
                        Name: Paul E. Singer
                        Its:  President


                   JMG CAPITAL PARTNERS, L.P.


                   By:    /s/Jonathan Glaser
                       -----------------------------------------------
                   Name: Jonathan Glaser
                   Its:  General Partner


                   RAVICH REVOCABLE TRUST OF 1989


                   By:    /s/Jess Ravich
                       -----------------------------------------------
                   Name:   Jess Ravich
                   Its:     Trustee


                   NAVESINK INVESTMENT FUND LDC


                   By:    /s/John Burke
                       -----------------------------------------------
                   Name:     John Burke
                   Title:     Managing Member


                   CERBERUS PARTNERS, L.P.
                   By:  Cerberus Associates, L.P., as General Partner


                        By:    /s/Stephen Feinberg
                            ------------------------------------------
                        Name:     Stephen Feinberg
                        Title:    General Partner


                   CERBERUS INTERNATIONAL, LTD


                   By:         /s/Stephen Feinberg
                       -----------------------------------------------
                   Name:     Stephen Feinberg
                   Title:    Investment Advisor